UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 5, 2015 (January 30, 2015)

SYSOREX GLOBAL HOLDINGS CORP.

 (Exact name of registrant as specified in charter)

Nevada	001-36404	88-0434915
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2479 E. Bayshore Road, Suite 195 Palo Alto, CA	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 702-2167

No change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2015 (the “Execution Date”), Sysorex Global Holdings Corp. (the “Company”) and Mr. William Frederick entered into a release agreement (the “Release Agreement”) in connection with Mr. Frederick’s resignation as the Company’s Chief Financial Officer, effective as of January 26, 2015.

In accordance with the Release Agreement, subject to the terms and conditions therein, Mr. Frederick agreed to release any and all claims he may have against the Company and all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) (the “Releasees”) and any other persons acting by, through, under or in concert with any of such Releasees in connection with Mr. Frederick’s employment with the Company, or the termination of that employment, and in consideration for the release the Company agreed to pay severance to Mr. Frederick in the amount of approximately $62,500 to be paid in three equal monthly installments beginning on the eighth day following the Execution Date. In addition, except as specifically set forth in the Release Agreement, on the eighth day following the Execution Date, that certain Employment Agreement, by and between the Company and Mr. Frederick, effective as of October 1,2014, shall be deemed terminated and of no further force and effect.

Mr. Frederick will have seven days following the Execution Date to revoke the Release Agreement.

The foregoing description of the terms and conditions of the Release Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Release Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Release Agreement, dated January 30, 2015, between William Frederick and the Company. (filed herewith)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYSOREX GLOBAL HOLDINGS CORP.

Date: February 5, 2015	By:	/s/ Nadir Ali
Name: Nadir Ali
Title: Chief Executive Officer

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